EXHIBIT 99.1
October 25, 2019 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended September 30, 2019, of $2,137,000, an increase of 22.4 percent from the $1,746,000 earned for the third quarter of 2018.   Earnings per share for the third quarter of 2019 were $.45 compared to $.37 for the prior year third quarter, a 21.6 percent increase.  For the nine months ended September 30, 2019, net income totaled $6,409,000, a decrease of $1,679,000 from the same period the prior year.  Earnings per share were $1.35 for the first nine months of 2019 versus $1.71 for the first nine months of 2018.  Return on average assets and return on average equity were .83 percent and 7.07 percent, respectively, for the first nine months of 2019, compared to 1.01 percent and 9.67 percent, respectively, for the same period in the prior year.
Tom Wiseman, president and CEO of Ohio Valley Banc Corp., commented, “Revenue lost due to our involuntary exit of the tax refund business continues to negatively impact our bottom line.  However, we have successfully pursued other revenue sources and our core business lines remain steady, keeping us solidly focused on our community first mission.”
For the third quarter of 2019, net interest income decreased $137,000, and for the nine months ended September 30, 2019, net interest income decreased $247,000, from the same respective periods last year.  Impacting net interest income was the decrease in average earning assets due to not processing tax refunds in 2019.  As previously disclosed in 2018, a third-party tax refund product provider elected to terminate the Bank’s processing contract early.  During the first nine months of 2018, the processing of tax refunds provided $73 million in average deposits that were invested in the Federal Reserve.  This activity generated approximately $88,000 in interest revenue during the third quarter of 2018 and $890,000 in interest revenue during the first nine months of 2018 that was not replicated in 2019.  As a result, interest on interest-bearing deposits with banks for the nine months ended September 30, 2019 decreased $344,000 from the same period last year.  The higher interest rate paid by the Federal Reserve during 2019 helped reduce the impact of the lower amount available to be invested.  For the nine months ended September 30, 2019, interest and fees on loans and securities increased $1,578,000 from the same period last year.  This increase was due to a combination of average loan growth and the benefit of rising interest rates throughout 2018 that increased asset yields entering 2019.  For the same time period, interest expense on deposits and borrowed funds increased $1,481,000, primarily due to certificates of deposit and money market accounts repricing at higher market rates.  For the nine months ended September 30, 2019, the net interest margin was 4.57 percent, compared to 4.41 percent for the same period the prior year.  The increase in net interest margin was primarily related to the higher balances maintained at the Federal Reserve during the first nine months of 2018, which diluted the net interest margin due to the yield on those balances being less than other earning assets, such as loans and securities.
For the three months ended September 30, 2019, the provision for loan losses decreased $518,000, and for the nine months ended September 30, 2019, the provision for loan losses increased $320,000, from the same respective periods in 2018.  For the three months ended September 30, 2019, the provision for loan loss expense of $444,000 was primarily related to quarterly net loan charge-offs of $1,693,000, which was partially offset by lower general reserves associated with improved economic risk factors, such as lower delinquency levels and lower levels of classified and criticized loans, which are loans demonstrating financial weakness.  For the nine months ended September 30, 2019, the provision for loan losses of $2,015,000 was primarily related to year-to-date net loan charge-offs of $2,591,000, which was partially offset by the lower general reserves for the economic risk factors mentioned above.  The ratio of nonperforming loans to total loans was 1.18 percent at September 30, 2019 compared to 1.25 percent at December 31, 2018 and 1.36 percent at September 30, 2018.  The allowance for loan losses was .79 percent of total loans at September 30, 2019, compared to .87 percent at December 31, 2018 and 1.06 percent at September 30, 2018.
For the three months ended September 30, 2019, noninterest income totaled $2,107,000, an increase of $180,000 from the same period last year.  Noninterest income totaled $5,956,000 for the nine months ended September 30, 2019, a decrease of $1,585,000 from the same period last year.  The decrease in year-to-date noninterest income was primarily related to tax processing fees.  In relation to the third-party tax refund provider terminating the contract as previously discussed, the Company experienced a decline in tax processing fees, which is a per item fee for each tax refund processed.  As a result of not performing such service in 2019, tax processing fees decreased $1,561,000 from the first nine months of 2018.  The increase in quarter-to-date noninterest income was related to interchange income earned from debit and credit transactions, which increased $106,000, and gain on sale of other real estate owned, which increased $67,000, respectively, from the same period last year.
For the three months ended September 30, 2019, noninterest expense totaled $9,738,000, a decrease of $23,000 from the same period last year.  For the nine months ended September 30, 2019, noninterest expense totaled $29,097,000, a decrease of $146,000 from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, increased $115,000 as compared to the third quarter of 2018 and decreased $65,000 as compared to the first nine months of 2018.  The limited growth in salaries and employee benefits in 2019 was primarily associated with a lower number of employees in 2019, which more than offset the expense increase associated with annual merit increases.  Further contributing to lower noninterest expense was data processing and FDIC insurance premiums.  For the nine months ended September 30, 3019, data processing expense decreased $551,000 from the same period last year as a result of lower consulting fees.  For the same period, FDIC insurance premiums decreased $255,000 in relation to a lower assessment rate and the receipt of a portion of our premium credit granted by the FDIC during the third quarter of 2019.  Partially offsetting the expense reductions above was an increase in professional fees of $422,000 from the first nine months of last year, primarily due to litigation related to the early termination of the Bank’s tax refund processing contract.
Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 18 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.
Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
PER SHARE DATA
Earnings per share	$0.45	$0.37	$1.35	$1.71
Dividends per share	$0.21	$0.21	$0.63	$0.63
Book value per share	$26.20	$24.05	$26.20	$24.05
Dividend payout ratio (a)	46.85%	56.87%	46.74%	36.74%
Weighted average shares outstanding	4,773,258	4,730,624	4,761,954	4,722,189

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$179	$173
Dividends reinvested under
dividend reinvestment plan (c)	$357	$305	$1,078	$1,058

PERFORMANCE RATIOS
Return on average equity	6.83%	6.10%	7.07%	9.67%
Return on average assets	0.82%	0.67%	0.83%	1.01%
Net interest margin (d)	4.41%	4.49%	4.57%	4.41%
Efficiency ratio (e)	75.84%	76.23%	74.72%	71.69%
Average earning assets (in 000's)	$965,762	$961,607	$964,253	$1,008,735

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2019	2018	2019	2018
Interest income:
Interest and fees on loans	$11,362	$11,118	$34,576	$33,134
Interest and dividends on securities	826	798	2,509	2,373
Interest on interest-bearing deposits with banks	333	265	977	1,321
Total interest income	12,521	12,181	38,062	36,828
Interest expense:
Deposits	1,592	1,081	4,446	2,934
Borrowings	303	337	950	981
Total interest expense	1,895	1,418	5,396	3,915
Net interest income	10,626	10,763	32,666	32,913
Provision for loan losses	444	962	2,015	1,695
Noninterest income:
Service charges on deposit accounts	553	534	1,573	1,551
Trust fees	59	69	195	197
Income from bank owned life insurance and
annuity assets	179	173	534	522
Mortgage banking income	80	93	227	225
Electronic refund check / deposit fees	0	33	5	1,566
Debit / credit card interchange income	1,049	943	2,935	2,736
Gain (loss) on other real estate owned	(15)	(82)	(1)	75
Other	202	164	488	669
Total noninterest income	2,107	1,927	5,956	7,541
Noninterest expense:
Salaries and employee benefits	5,652	5,537	16,715	16,780
Occupancy	479	469	1,370	1,336
Furniture and equipment	255	263	788	775
Professional fees	598	514	1,959	1,537
Marketing expense	270	263	810	787
FDIC insurance	0	110	113	368
Data processing	540	759	1,629	2,180
Software	362	398	1,200	1,160
Foreclosed assets	62	54	187	164
Amortization of intangibles	27	33	89	105
Other	1,493	1,361	4,237	4,051
Total noninterest expense	9,738	9,761	29,097	29,243
Income before income taxes	2,551	1,967	7,510	9,516
Income taxes	414	221	1,101	1,428
NET INCOME	$2,137	$1,746	$6,409	$8,088

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31
	2019	2018
ASSETS
Cash and noninterest-bearing deposits with banks	$12,950	$13,806
Interest-bearing deposits with banks	57,512	57,374
Total cash and cash equivalents	70,462	71,180
Certificates of deposit in financial institutions	2,360	2,065
Securities available for sale	111,242	102,164
Securities held to maturity (estimated fair value: 2019 - $13,883; 2018 - $16,234)	13,485	15,816
Restricted investments in bank stocks	7,506	7,506
Total loans	780,053	777,052
Less: Allowance for loan losses	(6,153)	(6,728)
Net loans	773,900	770,324
Premises and equipment, net	17,881	14,855
Premises and equipment held for sale, net	910	----
Other real estate owned	146	430
Accrued interest receivable	2,733	2,638
Goodwill	7,371	7,371
Other intangible assets, net	290	379
Bank owned life insurance and annuity assets	29,926	29,392
Operating lease right-of-use asset, net	1,120	----
Other assets	6,626	6,373
Total assets	$1,045,958	$1,030,493

LIABILITIES
Noninterest-bearing deposits	$226,457	$237,821
Noninterest-bearing deposits held for sale	8,283	----
Interest-bearing deposits	604,150	608,883
Interest-bearing deposits held for sale	18,392	----
Total deposits	857,282	846,704
Other borrowed funds	34,798	39,713
Subordinated debentures	8,500	8,500
Operating lease liability	1,120	----
Accrued liabilities	19,057	17,702
Total liabilities	920,757	912,619

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2019 - 5,437,617 shares issued; 2018 - 5,400,065 shares issued)	5,437	5,400
Additional paid-in capital	50,826	49,477
Retained earnings	84,257	80,844
Accumulated other comprehensive loss	393	(2,135)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	125,201	117,874
Total liabilities and shareholders' equity	$1,045,958	$1,030,493